Exhibit 99.1

Annapolis Bancorp Repays 50% of TARP

Company Reaffirms Goal of Full Repayment by January 2014

ANNAPOLIS, Md.--(BUSINESS WIRE)--April 18, 2012--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today repaid one-half of its $8.2 million TARP obligation to the U.S. Treasury.

In a transaction approved by the Federal Reserve, its primary regulator, Annapolis Bancorp, Inc. (the “Company”) redeemed 4,076 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury Department under the TARP Capital Purchase Program in January of 2009, at a redemption price of $4,076,000.

“We are very pleased to take this significant step forward, which was made possible by the strength and consistency of our earnings and substantial improvement in our asset quality,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “Ten consecutive profitable quarters have solidified our capital ratios and positioned us to make this pay down without having to raise additional capital through a potentially dilutive stock offering. If trends continue, we fully expect to meet our goal of paying off the balance of our TARP obligation before the scheduled dividend rate increases from 5% to 9% in January of 2014.”

Since receiving the TARP investment, the Company has paid the U.S. Treasury over $1.2 million in preferred stock dividends and has never missed a quarterly dividend payment. “We believe the U.S. Treasury made a sound investment in Annapolis Bancorp and, obviously, it has earned a healthy return on that investment,” said Lerner. “We are proud to have met our obligations to the U.S. taxpayer, and prouder still to be able to free up half of what we have been paying to the Treasury in quarterly preferred stock dividends and now make it available to our common shareholders.”

At March 31, 2012, the Company exceeded all federal regulatory requirements for a well-capitalized institution with a Tier 1 capital ratio of 12.7%, a total capital ratio of 14.0%, and a Tier 1 leverage ratio of 9.6%. If today’s TARP redemption had been effective on March 31, 2012, the Company still would have surpassed the regulatory guidelines for a well-capitalized institution, with a Tier 1 capital ratio of 11.5%, a total capital ratio of 12.8%, and a Tier 1 leverage ratio of 8.6%.

After completion of the redemption announced today, another 4,076 shares of Series A Preferred Stock, with an aggregate liquidation amount of $4,076,000, together with a warrant to purchase up to 299,706 shares of the Company’s common stock at an exercise price of $4.08 per share, remain outstanding and held by the Treasury Department.

At March 31, 2012, the Company’s tangible book value per common share was $7.51, and its common stock closed yesterday, April 17, 2012, at a market price of $5.70.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank was named 2011 Corporate Philanthropist of the Year by the Community Foundation of Anne Arundel County based on its direct support of local nonprofits, the impact of that support, success in motivating employees to make charitable contributions, and the CEO’s philanthropic leadership and ability to encourage and motivate others to give back. BankAnnapolis also received the 2011 Financial Services Award from the Annapolis and Anne Arundel County Chamber of Commerce for its innovation and leadership in the identification of financial products and services that best fit the needs of the community.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455